Exhibit 99.1

Maiden Holdings, Ltd. Announces Pricing of $110 Million Offering of 6.625% Notes due June 14, 2046

HAMILTON, Bermuda, June 7, 2016—Maiden Holdings, Ltd. (“Maiden” or the “Company”) (Nasdaq: MHLD) today announced that it has priced the offering of $110 million aggregate principal amount of 6.625% Notes due June 14, 2046 (the “Notes”). The Notes are redeemable for cash, in whole or in part, on or after June 14, 2021 at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest to, but not including, the date of redemption.

The Company intends to apply to list the Notes on the New York Stock Exchange and expects trading in the Notes to begin on the New York Stock Exchange within 30 days after issuance. The offering is expected to close on June 14, 2016, subject to customary closing conditions.

The Company expects to use the net proceeds from the offering for continued support and development of its reinsurance business and for other general corporate purposes, which may include repaying outstanding indebtedness, including Maiden Holdings North America, Ltd.’s outstanding $107.5 million aggregate principal amount of 8.25% senior notes due 2041.

BofA Merrill Lynch, Morgan Stanley and Wells Fargo Securities are acting as joint book-running managers for the offering, Keefe, Bruyette & Woods, A Stifel Company, is acting as senior lead manager for the offering and FBR, JMP Securities and Compass Point are acting as co-managers for the offering.

The Notes are being offered under the Company’s effective shelf registration statement, as amended by post-effective amendment No. 1 thereto, previously filed with the Securities and Exchange Commission (“SEC”).

The Notes may be offered only by means of a Prospectus Supplement and accompanying Prospectus. You may obtain a copy of the Prospectus Supplement and accompanying Prospectus from the SEC at www.sec.gov. Alternatively, the underwriters may arrange to send you these documents if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-800-584-6837; or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any offer or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007.  Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, the Company is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of March 31, 2016, Maiden had $6.1 billion in assets and shareholders' equity of $1.5 billion.

Forward-Looking Statements

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including the ability to complete the offering, non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 as updated in periodic filings with the SEC. The Company undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

Contact:

Noah Fields, Senior Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone:  441.298.4927

E-mail:  nfields@maiden.bm

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